UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 24, 2008

Date of Report (Date of earliest event reported)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.  (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.  (17 CFR 240.13c-4©)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Reelection of Directors

Stockholders re-elected 2 Class I Directors to 3-year terms expiring in 2011:

Ms. Claire L. Arnold, Chief Executive Officer of Leapfrog Services, Inc. presently and since 1998; Ms. Arnold is also a Director with Ruby Tuesday, Inc.; and Mr. Robert F. McCullough, private investor, presently and since January 2007.  Previously Mr. McCullough was a Senior Partner, Invesco Ltd. from June 2004 to December 2006 and Chief Financial Officer, AMVESCAP PLC from April 1996 to May 2004; Mr. McCullough is also a Director at Actuity Brands, Inc. and Converge, Inc.

Mr. K.C Caldabaugh was elected by the Board of Directors to serve as the lead non-management Director for a 1-year term expiring in April 2009.

Appointment of New Director

Effective April 24, 2008, the Board of Directors elected Mr. William A. Finn as a Class II, independent director of the Corporation. Mr. Finn will serve on the Board’s Audit and Compensation Committees.  Mr. Finn previously held various positions with Asten, Inc., a manufacturer of machine clothing and specialty fabrics which serves the paper industry globally with products sold in over 50 countries, including the offices of President, Chief Executive Officer and Chairman. He also served as the Chairman and Chief Executive Officer of Asten Johnson, Inc.  Currently, Mr. Finn is the Chairman of Asten Johnson Holding Ltd.

Retirement of Directors

Mr. Laurent G. Chambaz and Mr. Larry B. Stillman retired from the Board of Directors effective April 24, 2008.  Mr. Chambaz and Mr. Stillman have served as Directors since the Company’s inception in 1995.

Item 8.01	Other Events

The Stockholders also approved the Schweitzer-Mauduit International, Inc. Restricted Stock Plan.

On April 24, 2008, the Board of Directors declared a quarterly cash dividend of $0.15 per share of Common Stock.  The dividend will be payable on June 9, 2008 to stockholders of  record on May 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

	By:	/s/ Peter J. Thompson
Peter J. Thompson
Chief Financial Officer and Treasurer
Dated: April 25, 2008